Exhibit 10.1

Execution Copy

PROMISSORY NOTE

(“Buyer Note”)

$1,431,718.40	San Diego, California	June 27, 2008

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to ADAPTEC, INC., a Delaware corporation (herein referred to as “Holder”), the principal amount of One Million Four Hundred Thirty One Thousand Seven Hundred Eighteen Dollars and Forty Cents ($1,431,718.40), subject to adjustment as provided below, with interest thereon at the rate of 4% per annum. The entire unpaid principal and all accrued but unpaid interest shall be due and payable on the date which is 12 months from the date hereof (the “Maturity Date”). Principal and interest shall be payable in lawful money of the United States. Maker shall make all payments due hereunder by check payable to Payee delivered or mailed as follows (or by wire transfer of immediately available funds to an account designated by Holder in writing):

691 S. Milpitas Blvd.

Milpitas, CA 95035

This Promissory Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, dated June 27, 2008, by and between Maker and Holder (the “Agreement”), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. All capitalized terms not defined herein shall have the meaning given to them in the Agreement.

Pursuant to the terms of the Agreement, the principal amount of this Promissory Note is subject to adjustment as follows:

(a) the original principal amount of this Promissory Note is subject to automatic adjustment as set forth in Section 1.6 of the Agreement. All accrued interest shall automatically adjust to correspond to any adjustments to the principal amount of this Promissory Note pursuant to Section 1.6 of the Agreement retroactive to the date of this Promissory Note.

(b) the outstanding principal amount of this Promissory Note is subject to certain offset rights set forth in Section 6.6 of the Agreement and upon exercise of such rights the outstanding principal amount of this Promissory Note and all accrued interest shall automatically be adjusted retroactive to the date of this Promissory Note.

Interest at the above stated rate shall commence to accrue on the outstanding principal balance of this Promissory Note on the date hereof. Each payment made hereunder shall be credited first to interest then due and the remainder to principal. This Promissory Note may be prepaid at any time, and from time to time, in full or in part, without penalty.

Neither this Promissory Note nor any of the rights or interests hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Holder, without the prior written consent of Maker, which consent may be withheld in Maker’s sole discretion.

The obligations of the Maker under this Promissory Note shall be secured by the collateral identified in that certain Security Agreement of even date herewith made by the Maker in favor of the Holder.

IN WITNESS HEREOF, the Maker has executed this Promissory Note effective as of the date first written above.

OVERLAND STORAGE, INC. a California corporation

By:	/s/ Vernon A. LoForti
Vernon A. LoForti
President and Chief Executive Officer